Exhibit 99.1

Contacts:

Investors:	Media:
Anna Marie Dunlap	Robert Jaffe
SVP Investor Relations	Pondel Wilkinson, Inc.
Corinthian Colleges, Inc.	310-279-5969
714-424-2678

CORINTHIAN COLLEGES REPORTS

FISCAL 2010 THIRD QUARTER

Student Population Up 32.8%

New Students Up 17.9%

Santa Ana, CA, May 4, 2010 – Corinthian Colleges, Inc. (NASDAQ:COCO) reported financial results today for the third quarter ended March 31, 2010. The results exceeded previous guidance for diluted earnings per share and were in line with guidance for revenue and new student growth.

“Our strong third quarter results reflect the continued success of our initiatives to enhance the student experience and generate sustainable growth,” said Peter Waller, Corinthian’s chief executive officer. “Our growth in the quarter was driven by several factors, including implementation of new programs at existing campuses, continued robust growth in the online division, and the expansion of our high school recruiting program. In addition, the Heald College acquisition, completed in January, contributed to growth and earnings during the quarter.”

“The continued growth in student population has resulted in improved leverage of facility expenses and other fixed costs,” Waller continued. “In addition, marketing and bad debt expenses continued to decline as a percent of revenue. Given all of these factors, our operating margin and cash flow from operations improved substantially compared with the prior year. We achieved these results while continuing to make additional investments in graduate employment services and student loan default management.”

Comparing the third quarter of fiscal 2010 with the same quarter of the prior year (Note: Data is for continuing operations only.):

•	Net revenue was $478.3 million versus $346.4 million, up 38.1%.

•

Total student population at March 31, 2010 was 112,489 versus 84,722 at March 31, 2009, an increase of 32.8%. On a pro forma basis, including the Heald student population at both March 31, 2009 and March 31, 2010, the total student population increase was 18.4%.

•	Total new students were 37,452 versus 31,755, an increase of 17.9%. On a pro forma basis, including Heald’s new students in both Q3 09 and Q3 10, new student growth was 7.1%.

Continued – Comparing the third quarter of fiscal 2010 with the same quarter of the prior year (Note: Data is for continuing operations only.):

•	Operating income was $66.4 million, compared with $43.5 million.

•	Income from continuing operations was $39.8 million, compared with $25.3 million.

•

Diluted earnings per share were $0.45, including approximately $0.03 per share related to Heald transaction costs, versus $0.29. Excluding transaction costs, Q3 10 diluted earnings per share were $0.48.

Q3 10 Financial Review

Educational services expenses were 54.2% of revenue in Q3 10 versus 56.1% in Q3 09. The improvement was mainly the result of a higher student population and the resulting leverage of facilities costs, as well as a decrease in bad debt expense as a percent of revenue. Bad debt expense was 4.3% of revenue in Q3 10, lower than our previous guidance of 5.8% and down substantially from 8.1% in Q3 09. The improvement was primarily the result of higher student retention and continued efficiencies in packaging students with financial aid.

Marketing and admissions expenses were 20.4% of revenue in Q3 10 versus 21.1% in Q3 09. Advertising costs declined as a percent of revenue, partially offset by increased admissions representative staffing for the Everest high school recruiting program.

General and administrative expenses were 11.5% of revenue in Q3 10 versus 10.2% in Q3 09. The increase is primarily due to an increase in professional services related to the Heald acquisition.

Operating margin – As a result of the factors outlined above, our operating margin from continuing operations was 13.9% in Q3 10 versus 12.6% in Q3 09. Excluding Heald-related transaction expenses, amortization of purchase accounting intangibles, and integration costs, the operating margin was 15.5% in Q3 10.

Cash and cash equivalents totaled $78.5 million at March 31, 2010, compared with $160.3 million at June 30, 2009.

Cash flow from operations, including discontinued operations, was $210.7 million in the nine months ended March 31, 2010, versus $151.6 million in the nine months ended March 31, 2009. The increase in cash flow is primarily due to an increase in net income, partially offset by the timing of cash receipts and payments related to working capital, primarily accounts receivable and accounts payable.

Capital expenditures were $52.2 million in the first nine months of fiscal 2010 compared with $34.3 million in the same period of the prior fiscal year.

Cohort Default Management Update

Since the beginning of the fiscal year, we have completely restructured and expanded our cohort default management program and it is now fully operational. This program includes: a contact management system to reach students who are no longer in school; an internal department focused on early stage delinquencies; an expanded program of entrance and exit counseling and financial literacy training for current students; and the use of outside firms and internal resources to assist in contacting and counseling students about alternatives to default.

Although it is too early to provide specific data, preliminary information indicates that cumulative defaults have trended higher for the 2009 cohort of students than for the 2008 cohort at the same time last year. We believe the increase relates to such factors as the on-going recession, which is particularly challenging for the demographic we serve, and changes in the student loan industry. However, the information currently available indicates that our default management efforts are slowing the rate of increase. Under the two-year measurement period for the 2009 cohort of students, we can continue to impact default rates for this cohort until September 30, 2010.

We believe that none of our institutions will exceed the required federal threshold of 25% for three consecutive years, or the 40% threshold for one year, under the Department of Education’s current two-year default measurement methodology.

Guidance

Please note that the following guidance pertains to continuing operations and excludes Heald transaction costs and any other one-time charges.

Time Period	Revenue	Diluted EPS	New Student Growth - Pro forma	New Student Growth *
Q4 10	$472.0 - $482.0 million	$0.36 - $0.39	5% - 7%	17% - 19%
FY 10	$1.75 - $1.76 billion	$1.66 - $1.69	11% - 12%	17% - 18%
FY 10 Previous Guidance	$1.74 - $1.76 billion	$1.63 - $1.68	No change	No change

*	Excludes Heald from base calculation for Q4 09 and FY 09.

Conference Call Today

We will host a conference call today at 12:00 p.m. Eastern Time (9:00 a.m. PT), to discuss third quarter results. The call will be open to all interested investors through a live audio web cast at www.cci.edu (Investor Relations/Webcasts & Presentations) and www.streetevents.com. The call will be archived on www.cci.edu after the call. A telephonic playback of the conference call will also be available through 5:00 p.m. ET, Tuesday, May 11, 2010. To hear the replay, dial (888) 286-8010 (domestic) or (617) 801-6888 (international) and enter passcode 87184472.

About Corinthian Colleges

Corinthian Colleges, Inc. is one of the largest post-secondary education companies in North America. The Company’s mission is to prepare students for careers in demand or for advancement in their chosen field. Through its Everest, WyoTech and Heald campuses, Corinthian offers diploma and associate degree programs in a variety of high-demand occupational areas, including healthcare, business, criminal justice, transportation technology and maintenance, construction trades and information technology. For more information, go to www.cci.edu.

Certain statements in this press release may be deemed to be forward-looking statements under the Private Securities Litigation Reform Act of 1995. The company intends that all such statements be subject to the “safe-harbor” provisions of that Act. Such statements include, but are not limited to, those regarding our beliefs and expectations regarding our future cohort default rates, and the statements under the heading “Guidance” above. Many factors may cause the company’s actual results to differ materially from those discussed in any such forward-looking statements or elsewhere, including risks associated with variability in the expense and effectiveness of the company’s advertising and promotional efforts; the uncertain future impact of the company’s new student information system; potential increased competition; the company’s effectiveness in its regulatory compliance efforts; the outcome of pending litigation against the company; the outcome of ongoing reviews and inquiries by accrediting, state and federal agencies; bad debt expense or reduced revenue associated with requesting students to pay more of their educational expenses while in school; the potential inability or failure of the company to employ underwriting guidelines that will limit the risk of higher student loan defaults and higher bad debt expense; changes in general macroeconomic and market conditions (including credit and labor market conditions, the unemployment rate and the rates of change of each such item); potential difficulty in integrating the Heald acquisition; the uncertainty of success in our default mitigation efforts; the potential for sanctions and liabilities associated with ongoing regulatory matters such as program reviews; and the other risks and uncertainties described in the company’s filings with the U.S. Securities and Exchange Commission. The historical results achieved by the company are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Corinthian Colleges, Inc.

(In thousands, except per share data)

Consolidated Statements of Operations

	For the three months ended March 31,		For the nine months ended March 31,
	2010	2009	2010	2009
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net revenues	$478,274	$346,443	$1,281,053	$954,312
Operating expenses:
Educational services	259,340	194,232	696,227	555,870
General and administrative	54,811	35,452	141,616	97,078
Marketing and admissions	97,696	73,226	258,095	220,119

Total operating expenses	411,847	302,910	1,095,938	873,067

Income from operations	66,427	43,533	185,115	81,245

Interest (income)	(311)	(448)	(962)	(1,381)
Interest expense	2,130	637	3,467	2,179
Other (income) expense	(1,727)	813	(4,238)	2,372

Income from continuing operations before provision for income taxes	66,335	42,531	186,848	78,075
Provision for income taxes	26,529	17,225	74,727	31,609

Income from continuing operations	39,806	25,306	112,121	46,466
Loss from discontinued operations, net of tax	—	(304)	—	(899)

Net income	$39,806	$25,002	$112,121	$45,567

Income per share - Basic:
Income from continuing operations	$0.45	$0.29	$1.28	$0.54
Loss from discontinued operations	—	—	—	(0.01)

Net income	$0.45	$0.29	$1.28	$0.53

Income per share - Diluted:
Income from continuing operations	$0.45	$0.29	$1.26	$0.53
Loss from discontinued operations	—	(0.01)	—	(0.01)

Net income	$0.45	$0.28	$1.26	$0.52

Weighted average number of common shares outstanding:
Basic	87,791	86,450	87,558	85,821
Diluted	88,796	88,409	88,672	87,299

Selected Consolidated Balance Sheet Data

	March 31, 2010	June 30, 2009
	(Unaudited)
Cash and cash equivalents	$78,489	$160,276
Receivables, net (including long term notes receivable)	$137,802	$107,446
Current assets	$240,889	$308,531
Total assets	$1,171,918	$798,871
Current liabilities	$290,650	$200,583
Long-term debt and capital leases (including current portion)	$150,290	$28,558
Total liabilities	$520,012	$281,203
Total stockholders’ equity	$651,906	$517,668